Exhibit 10.4

May 15, 2017

C. Brad Benge

CSI Compressco LP

24955 Interstate 45 North

The Woodlands, Texas 77380

Re:  Retention Bonus

Dear Brad:

We recognize your past contributions and potential to continue to make a significant impact on the future growth and success of CSI Compressco LP, and we are pleased to offer you the opportunity to earn a retention bonus as set forth in this letter.

Subject to the terms and conditions in this letter, you will be eligible to earn a total retention bonus of $300,000 (the “Bonus”), which is payable in the increments below if you remain actively employed by us in good standing through each of the following dates:

•	$100,000 payable not later than May 26, 2017; and
•	$200,000 payable on May 15, 2018.

Nothing in this letter is a guarantee of your continued employment with CSI Compressco. This letter contains the entire understanding between you and CSI Compressco with regard to the Bonus, and supersedes all prior oral and written discussions with respect to the Bonus.

We very much appreciate your past efforts to enhance the success of our business operations and look forward to continuing our successful relationship.

Sincerely,

/s/ Timothy A. Knox

Timothy A. Knox

President, CSI Compressco GP Inc.

ACCEPTED May 15, 2017 by:

/s/ C. Brad Benge

C. Brad Benge